Exhibit 19.1
NEWLAKE CAPITAL PARTNERS, INC.
INSIDER TRADING POLICY

Introduction
While performing their duties, the persons identified below as “Covered Persons” may learn material, nonpublic information about NewLake Capital Partners, Inc. (the “Company”) or another company. This information may be valuable to those who trade in Company shares or the shares of other companies. It is the law, as well as in the interest of the Company, that this information not be disclosed to anyone outside the Company and that no one profit as a result of having information not available to the general public.

All directors, officers and employees of the Company and its subsidiaries, and all contractors and consultants of the Company who have access to material nonpublic information, as well as additional persons who the Company determines have access to material nonpublic information (each a “Covered Person”) are required to comply with this policy.

This Policy regarding insider trading provides procedures to limit the release of material nonpublic information and gives guidance to the Covered Persons regarding their individual obligations regarding insider trading.

The Company is committed to protecting its confidential information. The ethical and business principles that are the foundation of this Policy may be broader than the stringent requirements of federal securities laws. However, the confidence and trust placed in the Covered Persons by the Company and its stockholders are of great value and should be preserved and protected. The reputation of the Company and each of its affiliates for integrity and professionalism are important company and personal assets.

This Policy regarding insider trading is not designed or intended to discourage the Covered Persons from investing in the Company’s securities; indeed, the Company encourages investment in its shares by its directors, officers and employees, and the directors, officers and employees of its subsidiaries and affiliates. This Policy creates a program and procedures to protect the Company and the Covered Persons from inadvertent violations of the policy and the laws against insider trading.

The Policy

Any Covered Person who is in possession of or who has knowledge of material, nonpublic information regarding or relating to the Company or any other company may not:

•engage in any transaction in the Company’s securities (other than pursuant to a pre-approved trading plan that complies with Rule 10b5-1 under the Securities Exchange Act of 1934);
•buy or sell derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (“Derivative Securities”), including buying or selling Derivative Securities for hedging purposes;
•communicate such information to others;
•recommend the purchase or sale of any securities of the Company or assist anyone engaged in the foregoing activities; or
•in any other way, take advantage of such information.

Scope of the Policy
This Policy is drafted broadly and will be applied and interpreted in a similar manner. This Policy applies to all Covered Persons and Covered Persons are responsible for ensuring compliance with this Policy by family members residing with such Covered Person, anyone else living in such Covered Person’s household, and any family members not living with such Covered Person whose transactions in the Company’s securities are directed by such Covered Person, or subject to such Covered Person’s influence and control. The Secretary shall be responsible for the administration of this Policy. In the absence of the Secretary, responsibility for administering this Policy will rest with the Chief Executive Officer or such other employee as may be designated by the Secretary.

Legal Considerations Relating To Material, Nonpublic Information
Insider trading is a serious legal concern for both the Covered Persons and the Company. The law provides for significant civil and criminal penalties for insider trading violations.

Some of those penalties are imposed upon individuals who use material, nonpublic information for their own gain. Civil and criminal liability could also extend to a Covered Person who “tips” another person about material, nonpublic information where that person, in turn, buys or sells shares.

There is a wide range of potential sanctions for a person found to have engaged in insider trading. Besides requiring disgorgement of profits gained or losses avoided, the Securities and Exchange Commission (the “SEC”) may seek to impose a penalty on the person who committed the violation that shall not exceed three times the profit gained or loss avoided. The SEC may also impose a penalty of the greater of $1,000,000 or three times the profit gained or loss avoided on any person who directly or indirectly controlled the person who committed such violation. In addition, the federal government may seek a criminal fine of up to $5,000,000 and/or
20 years imprisonment (25 years if the conduct proven is fraudulent). By passing laws with strong criminal penalties, Congress has expressed its intent that each person convicted of insider trading serve a jail term.

Federal securities law also creates a strong incentive for the Company to deter insider trading by its affiliates. Companies now may be held liable if they know of and recklessly disregard the conduct of their employees or affiliates and such disregard leads to an insider trading violation. Companies may face civil damages of up to the greater of $1,000,000 or three times the profit gained or loss avoided as a result of a violation and criminal fines totaling up to $25,000,000 imposed by the SEC. In addition, private litigants may also be able to make significant claims against the Company.

The penalties for companies and their affiliates are different. There may be situations in which the concerns of the Company and an affiliate accused of insider trading diverge. This contrasts with most litigation, in which a company typically reinforces and supports the actions of its directors, officers and affiliates. Consequently, a person affiliated with the Company who trades on material, nonpublic information should not expect the Company to protect his or her interests.

Some Guidelines
Covered Persons and the immediate families, personal households and affiliates of such Covered Persons to whom this Policy applies should consider these general rules when presented with a situation that raises concerns regarding insider trading:

Presume information is “material.” Information should be considered material if it would be considered important by investors making decisions whether to purchase, sell or hold the securities of the company in question. Stated another way, information should be considered material if it would alter the total mix of information available to the public. Either positive or negative information may be material.

Examples of material information include, but are not limited to:

•earnings or revenue projections or results;

•distributions or changes in distribution policies;

•an acquisition or merger proposal;

•the execution or proposed execution of a significant development, construction or other contract, lease, or purchase or loan agreement;

•new business ventures, partnerships or agreements, or a change in existing ventures, partnerships or agreements;

•a default or anticipated default under debt instruments or important contracts;

•significant regulatory developments;

•new business information relating to changes in management, impending bankruptcy or financial problems; and

•the gain or loss of a substantial customer.

Presume information is “nonpublic.” Information should be treated as nonpublic unless a reasonable period of time has passed, usually two business days, since it has been distributed by means likely to result in a general public awareness of the information - for example, by publication of the information in a daily newspaper or a newswire service. Accordingly, if a public announcement or press release of material, nonpublic information is made or issued before commencement of trading on, for example, a Monday, trading would not be permitted until the following Wednesday. Likewise, if an announcement is made after the close of trading on, for example, a Friday, trading would not be permitted until the following Wednesday.

Trading By Covered Persons
At the end of every quarter, the Company will announce financial information about its performance. That information may be better or worse than people who trade in the Company’s shares expect. Due to the potential impact of the release of financial information at the end of each quarter on the price of the Company’s shares, it is important to avoid any appearance of impropriety that might result if affiliates of the Company trade the Company’s shares near the end of a quarter. Therefore, the Company has instituted what it refers to as the “Black-Out Period” for Covered Persons who may have access to this information in the course of their duties. Even if the Company is not in a Black-Out Period, no Covered Person may buy or sell the Company’s securities or Derivative Securities if in possession of material, nonpublic information about the Company. Please see the attached discussion of Black-Out Periods and Trading Windows to determine if you are subject to these trading restrictions.

Short-Term Trading, Options, Hedging and Certain Other Transactions
The Company prohibits Covered Persons from engaging in the following:

•Trading in the Company’s securities on a short-term basis. Any Company securities purchased in the open market should be held for a minimum of six months and ideally longer. Directors and executive officers of the Company are subject to “short-swing profit recovery” for any profit realized on the purchase and sale or sale and purchase of the Company’s securities within any six-month period.

•Purchases of the Company’s securities on margin or using the Company’s securities as collateral for margin loans.

•Hedging transactions.

•Short sales and sales against the box.

•Trading in puts, calls, straddles or other derivative securities relating to the Company’s securities.

•Standing or limit orders on the Company’s securities (except under approved Rule 10b5-1 plans).

Compliance and Sanctions
The Covered Persons are personally responsible for ensuring that they and members of their immediate families and personal households comply with the provisions and intent of this Policy. Violations of this Policy will be viewed seriously. Such violations provide grounds for disciplinary action, including dismissal.
Compliance with this Policy also applies to your transactions in the Company’s securities even after your employment or position with the Company has ceased. If you are in possession of material, nonpublic information when your employment or position terminates, you may not trade in the Company’s securities until that information has become public or is no longer material.
Summary
The Company has set forth a broad policy designed to limit the possibility of insider trading. However, insider trading is a complex area of the law and there are many circumstances in which an individual may be legitimately unsure about the application of this Policy. In these situations, a simple question may forestall disciplinary action or complex legal problems. Covered Persons should not hesitate to direct any questions to the Company’s Secretary. Furthermore, Covered Persons should keep in mind that, in the event that their securities transactions become the subject of scrutiny, such transactions will be viewed after the fact with the benefit of hindsight. As a result, before engaging in any transaction, Covered Persons should carefully consider how the SEC and others might view the transaction in hindsight.

On the last page is an Acknowledgment and Disclosure Form certifying that you have read this Policy Statement. After you have read this document, please sign the Acknowledgment and Disclosure Form where indicated and return it to the Company’s Secretary. Thank you for your cooperation.
Black-Out Periods and Trading Windows
for Covered Persons

Purpose of Black-Out Periods and Trading Windows

As part of its Insider Trading Policy, the Company has established Black-Out Periods and Trading Windows for trading in the Company’s shares for certain individuals.

Persons Subject to Black-Out Periods and Trading Windows

All Covered Persons are subject to Black-Out Periods and Trading Windows.

If you have any questions about whether you are subject to Black-Out Periods and Trading Windows, please contact the Company’s Secretary.

Black-Out Periods

The standard Black-Out Period will commence on the last day of the last month of each quarter (March 31, June 30, September 30 and December 31) and will end at the close of business one business day after the public announcement of the Company’s earnings for the quarter. Accordingly, if a public announcement or press release of material, nonpublic information is made or issued before commencement of trading on, for example, a Monday, you would not be permitted to trade until the following Tuesday. Likewise, if an announcement is made after the close of trading on, for example, a Friday, you would not be permitted to trade until the following Tuesday. During the Black-Out Period, all Covered Persons are expected to refrain from buying or selling the Company’s securities.

The foregoing prohibition does not include:

•the cash exercise of stock options granted under the Company’s stock plans. (Note, however, that a same day “cashless exercise” of stock options through a broker is considered a sale of securities for this purpose and is prohibited);1

•transactions in mutual funds that are invested in the Company’s securities;

•purchases of securities under a dividend reinvestment and stock purchase plan, if such plan is adopted by the Company, resulting from your reinvestment of dividends paid on the Company’s securities. The foregoing prohibition does include voluntary purchases of the Company’s securities resulting from additional contributions you choose to make to such a plan, and to your election to participate in such a plan or increase your level of participation in such a plan. The foregoing prohibition also includes your sale of any of the Company’s securities purchased pursuant to such a plan; and

•sales under an established Rule 10b5-1 plan that is adopted in accordance with, and the terms of which comply with, the requirements set forth below.

Trading Windows

When a Black-Out Period is not in effect, a “Trading Window” is open, and Covered Persons may buy or sell the Company’s securities and Derivative Securities. However, a Covered Person may not buy or sell the Company’s securities or Derivative Securities, even if a Trading Window is open, if the Covered Person is in possession of material, nonpublic information about the Company.

The standard Trading Window is open on the second (2nd) trading day after release of the Company’s earnings and remains open through the second-to-last day of the last month of each quarter (March 30, June 29, September 29 and December 30).

Below is a table that shows the anticipated Black-Out Periods and Trading Windows applicable during a typical year. Please note that the dates set forth in the table with an “*” are approximations only and are based on the Company releasing its earnings on or about the ninth day of March, May, August and November. The Trading
1 Note: Historically, gifts generally didn’t present a Rule 10b-5 risk. In order to violate Rule 10b-5, a person has to engage in either a purchase or sale of securities while in possession of material, nonpublic information. Under case law, gifts generally don’t constitute sales. However, the SEC’s 2022 adopting release on insider trading arrangement disclosures and Rule 10b5-1 opined that gifts may be subject to Section 10(b) liability, since the Exchange Act doesn’t require that a “sale” be for value. For example, the SEC notes that “a donor of securities violates Section 10(b) if the donor gifts a security of an issuer in fraudulent breach of a duty of trust and confidence when the donor was aware of material nonpublic information about the security or issuer, and knew or was reckless in not knowing that the donee would sell the securities prior to the disclosure of such information.” Given that stance, the SEC also stated in the release that the Rule 10b5-1(c)(1) affirmative defense is available for bona fide gifts of securities.

Windows could open earlier or later depending upon the public release of the Company’s earnings. Please see the shaded box on page 5 for examples of when a Black-Out Period ends and a Trading Window opens.

Black-Out Period
Trading Window

1st Quarter			2nd Quarter			3rd Quarter			4th Quarter

Jan	Feb	Mar	Apr	May	June	July	Aug	Sep	Oct	Nov	Dec

Open: Mar 11* – Mar 30 Open: May 11* – June 29    Open: Aug 11* – Sept. 29
Open: Nov 11* – Dec 30 Closed: Mar 31 – May 10* Closed: June 30 – Aug 10*
Closed: Sept 30 – Nov 10* Closed: Dec 31 – Mar 10*

Additional Black-Out Periods; Early Closing of Trading Windows

Additional Black-Out Periods may be imposed during the course of an otherwise open Trading Window, and existing Black-Out Periods may be extended. Usually this will occur when the Company is imminently considering some significant decision, for example, a distribution to stockholders, a public offering of securities, an acquisition, or a major commercial transaction. At those times, you will receive a separate communication from the Secretary advising of the commencement of a special Black-Out Period or an extension of a regular Black-Out Period. We will attempt to give you as much advance notice as possible of additional Black-Out Periods, but given the nature of the transaction involved, you may receive very short notice.

Along the lines discussed above, the Company intends to commence a separate Black-Out Period (in addition to the standard Black-Out Period discussed above) at least two trading days prior to the declaration by the board of directors of the Company of any distribution with respect to the Company’s common stock, and to thereafter re-open the Trading Window at the beginning of the second trading day following such announcement.

Special Circumstances During Black-Out Periods

The Secretary, may, but will not be obligated to, approve trades of the Company’s securities during a Black-Out Period, provided that (1) the individual proposing to engage in such a trade provides a valid reason to justify the trade, such as hardship or a desire to purchase shares to demonstrate support for the Company; (2) the individual provides the amount and terms of any proposed transactions prior to the commencement of the Black-Out Period; and (3) the individual proposing to trade has certified prior to the proposed trade date that such individual is not in possession of material nonpublic information concerning the Company.

Pre-Clearance of Trades by Directors and Executive Officers

To further ensure compliance with securities laws and to be certain insider sales do not create any adverse impression in the market, executive officers or directors must inform the Secretary, or, in the case of an exception for the Secretary, the Chief Executive Officer, of all of their trades in advance (including, without limitation, any hedging transactions in connection with the Company’s common stock, acquisitions and dispositions of Company stock, the exercise of stock options, elective transactions under 401(k)/ESPP/deferred compensation plans, gifts of Company stock and the sale of Company stock issued upon exercise of stock options), either in writing or by email, and the transaction must have been pre-cleared by the Secretary or the Chief Executive Officer. The attached Form of Notice may be used for that purpose. The Secretary and Chief Executive Officer are under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. Furthermore, upon consummation of a trade, notice must be given promptly (no later than the close of the same business day) to the Secretary of the occurrence and details of the trade. Using the same attached Form of Notice, the Secretary must inform the Chief Executive Officer of all of his or her trades in advance including, without limitation, any hedging transactions in connection with the Company’s common stock, acquisitions and dispositions of Company stock, the exercise of stock options, elective transactions under 401(k)/ESPP/deferred compensation plans, gifts of Company stock and the sale of Company stock issued upon exercise of stock options), either in writing or by email, and the transaction must have been pre-cleared by the Chief Executive Officer. Upon consummation of a trade, the Secretary must promptly (no later than the close of the same business day) give notice to the Chief Executive Officer of the occurrence and details of the trade.

Rule 10b5-1 under the Securities Exchange Act of 1934 provides an affirmative defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions. The trading restrictions set forth in this Policy do not apply to transactions under a previously established contract, plan, or instruction to trade in the Company’s stock that meet the conditions for the affirmative defense under Rule 10b5-1 and are in accordance with all applicable state laws that has been submitted to and preapproved by the Secretary or Chief Executive Officer, as applicable. Any person subject to the Company’s pre-clearance requirements who wishes to implement a trading plan under Rule 10b5-1 must first pre-clear the plan with the Secretary, or, in the case of an exception for the Secretary, the Chief Executive Officer. All Rule 10b5-1 plans must be submitted for pre-approval not less than five business days prior to the entry into the Rule 10b5-1 plan and not less than five business days prior to effectuating any amendment to a previously approved Rule 10b5-1 plan. In addition, any director, executive officer or employee considering terminating a pre-approved Rule 10b5-1 plan must notify the Secretary or Chief Executive Officer at least five business days prior to terminating the Rule 10b5-1 plan. As required by Rule 10b5-1, you (i) may enter into a trading plan only when you are not in possession of material, nonpublic information about the Company and act in good faith with respect to that trading plan (and include a representation to this effect in the trading plan). In addition, you may not enter into a trading plan during a Black-Out Period. If you establish a trading plan, you must not exercise any subsequent discretion affecting the transactions, and if your broker or any other person exercises discretion in implementing the trades, you must not influence his or her actions with respect to the purchase or sale of Company securities and he or she must not possess any material, nonpublic information at the time of the trades. Trading plans can be established for a single trade or a series of trades. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts. The Rule 10b5-1 plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of (1) 90 days after the adoption of the Rule 10b5-1 plan or (2) two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption of the plan), and for persons other than directors or officers, 30 days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions).

Transactions prohibited under this Policy, including, but not limited to, short sales and hedging transactions, may not be carried out through a trading plan.

The Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning trading plans and non-Rule 10b5-1 arrangements (as defined in Regulation S-K Item 408). Officers and directors of the Company must provide any information requested by the Company for the purpose of providing these required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances.

Even if you are not a person subject to pre-clearance requirements, you are reminded that if you possess material, nonpublic information, you are still under the restrictions described elsewhere in this Policy.

Section 16 Compliance

Certain officers and directors of the Company have additional compliance requirements pursuant to Section 16 of the Securities Exchange Act of 1934, including the filing of Forms 3, 4 and 5 to report holdings and trades of the Company’s securities. Generally, if one of these officers or directors buys or sells shares of the Company’s common stock, is granted or exercises options to purchase shares of the Company’s common stock or is granted restricted stock, the officer or director must report the transaction to the SEC on a Form 4 within two business days. The Company and its legal counsel would be pleased to assist officers and directors in preparing and filing Section 16 reports at the officers’ or directors’ request. Officers and directors should recognize, however, that they remain ultimately responsible for the correct and timely filing of their Section 16 reports, and their compliance with the other requirements and restrictions of Section 16.

To comply with Section 16 reporting deadlines, the SEC requires public companies (including the Company) to report in their annual proxy statements the names of their officers and directors who failed to timely file Section 16 reports. In addition, the SEC has brought enforcement actions against corporate insiders in connection with the insiders’ failure to file Section 16 reports. Any person who willfully fails to file a report which he or she knew was required under Section 16 or who willfully misrepresents information reported under Section 16 may be subject to criminal penalties (including imprisonment and fines), in addition to SEC enforcement orders and possible civil liability.

To help ensure compliance with the requirements of Section 16, if any covered officer or director is aware of any trades in the securities of the Company which he or she has made but which have not been reported to the Company and/or to the SEC on a Form 4 or, at the end of the year, a Form 5, please contact the Secretary so that the information may be reported to the SEC.

Adopted by the Board of Directors of NewLake Capital Partners, Inc.: November 7, 2022, as amended on November 8, 2023

Acknowledgement and Disclosure Form

Please review, date, sign and return this form to the Secretary of the Company.

1.I have received a copy of the NEWLAKE CAPITAL PARTNERS, INC. INSIDER TRADING POLICY.

2.I have read and understand the NEWLAKE CAPITAL PARTNERS, INC. INSIDER TRADING POLICY and agree to comply with its terms.

3.I understand that a violation of the NEWLAKE CAPITAL PARTNERS, INC. INSIDER TRADING POLICY may be considered grounds for termination of my employment or other disciplinary action by the Company and may lead to civil or criminal liability.

Date: _______________________            ____________________________________
                            (Signature)

                            ____________________________________
                            (Name - please print)

NEWLAKE CAPITAL PARTNERS, INC. INSIDER TRADING POLICY
FORM OF NOTICE
    This shall serve as notice to NewLake Capital Partners, Inc. (the “Company”), that I, ______________________, intend to ________ purchase/_________ sell (CHECK THE APPROPRIATE SPACE(S)) the number of shares of the Company’s securities indicated at the bottom of this form in accordance with the Company’s Insider Trading Policy. I will not purchase and/or sell such securities until I am notified by the Company in writing or by e-mail that I may buy and/or sell the securities indicated.

    Dated: _________________

                            ____________________________________
                            (Signature)

                            ____________________________________
                            (Print Name)

FILL IN THE APPROPRIATE SPACES BELOW:

NUMBER OF SHARES TO BE SOLD:        ____________________________________

NUMBER OF SHARES TO BE PURCHASED:    ____________________________________

DESCRIPTION OF HEDGING TRANSACTION: ____________________________________

______________________________________________________________________________

PRE-CLEARED AS OF _____________________, 20    :

THE COMPANY

By:
Name:
Title: